Exhibit 1
                                                                       ---------

[E-Cruiter.com's Logo]

For Immediate Release

               E-Cruiter.com Announces Third Quarter 2001 Results

                     Third Quarter Contracts Hit $1 million

OTTAWA, CANADA - April 12, 2001 - E-Cruiter.com Inc. (NASDAQ - ECRU) -- a leading provider or human capital management solutions -- today announced its financial results for the quarter ended February 28, 2001.

Revenue for the third quarter of 2001 increased to $735,558, a 66% increase over third quarter 2000 revenue of $442,602. As discussed in the company's second quarter release, E-Cruiter.com discontinued sales of its lower-margin E-Cruiter Express services, focusing resources on E-Cruiter 3.0, its higher-margin, comprehensive hiring management system. The company expects continued revenue growth for the last quarter of this fiscal year compared to the corresponding period for last fiscal year.

E-Cruiter.com signed contracts for $1.0 million during the quarter, bringing total contracts to $2.1 million in the first nine months of fiscal 2001, compared with $0.7 for the third quarter last year and $1.3 for the first nine months of fiscal 2000. Over the first three quarters of 2001, the company's revenues have grown 111% over the previous year's revenues for year-end.

Gross profit was $130,774 or 18% of revenue, compared with $12,485, or 3% of revenue, in the same quarter last year. Gross profit for the first nine months of fiscal 2001 totaled $504,480. This compares to gross profit of $114,504 for the first nine months of fiscal 2000.

Net loss for the third quarter 2001 was $2,106,471, or $0.27 per share. This compares with a net loss of $1,863,383, or $0.26 per share for the quarter ended February 29, 2000. The loss reflects a continued investment in sales, marketing, research and development and the company's move to new corporate headquarters.

On April 4, 2001, after quarter-end, E-Cruiter.com announced plans to acquire Paula Allen Holdings Inc., doing business as Allen And Associates Inc. The company is one of the largest full service outplacement/marketing firms in the United States, delivering career transitioning and recruitment services. The all-stock transaction has been approved by the boards of both companies, and subject to shareholder and regulatory approval, is expected to close shortly. Allen And Associates has offices in 11 cities, including Dallas, Denver, Atlanta and Chicago. With the acquisition, E-Cruiter.com will gain a presence in the U.S. market and will shortly begin offering its technology and services to companies in the 11 cities where Allen And Associates has offices.

On the same day (April 4, 2001), E-Cruiter.com also announced the appointment of Michael Mullarkey as president and chief executive officer. Gerry Stanton, E-Cruiter.com founder, will remain chairman of the board of directors.

"E-Cruiter.com's acquisition of Allen And Associates will immediately grow our top line substantially, diversify our revenue base and enable us to achieve profitability faster," said Gerry Stanton, Chairman, E-Cruiter.com. "E-Cruiter.com's cash position is strong and we are well positioned to fund our business plans and pursue our growth strategy."

"Corporate North America is demanding a wide range of human capital management services to improve efficiency and the cost of vacant positions. Through the acquisition, E-Cruiter.com has extended its service offerings to meet the needs of the market and increase our revenues," said Michael Mullarkey, President and CEO, E-Cruiter.com. "We are focused on expanding in the United States by leveraging Allen And Associates' market position. E-Cruiter.com will continue on the acquisition path to enhance our services, increase our market share and deliver shareholder value."

Q3 Highlights:

o Signed 22 contracts for services including new customers such as The Descartes Systems Group, Capital Health Region and Shaw Industries Ltd as well as the renewal of Bell Canada (BCE) and six Bell Canada affiliate companies, Canadian Imperial Bank of Commerce, Sony Music Canada and Home Depot Canada.

o Expanded the company's job posting service by signing an agreement with Careerclick.com providing E-Cruiter.com users with the option of posting jobs through a leading site that stretches across Canada nationally and also provides excellent regional concentration for targeted recruitment marketing. This partnership marks the continued expansion of E-Cruiter.com's unparalleled network of premier quality Canadian job posting sites.

o ADP Canada signed two new E-Cruiter clients, Atomic Energy of Canada Limited and Moneris Solutions.

About E-Cruiter.com Inc.
E-Cruiter.com Inc. (NASDAQ: ECRU) is a leading provider of customer focused Web-powered hiring management systems and human resources services. The company offers enterprises a comprehensive suite of solutions that streamline and increase the efficiency of human capital management processes from recruitment through to talent assessment, deployment and development. The company's expertise has motivated Bell Canada, the Toronto Stock Exchange, SAS Institute (Canada) Inc., Watson Wyatt Worldwide, Sony Music Canada and numerous high-growth start-ups to select E-Cruiter. For more information visit http://www.ecruiter.com or call toll free 1-877-ECRUITER (327-8483).

About Allen And Associates Inc.
Allen And Associates, headquartered in Orlando, Florida, is one of the largest, full-service outplacement/marketing firm in the nation, providing professional assistance to thousands of people who enter the job market each year. The company's professional staff consists of men and women from both the private and public sectors of business and industry. They possess years of successful experience in recruiting, training, management development, psychological testing, career development, advertising and communications. Allen And Associates management consulting practice focuses on emerging technologies and extending human capital management strategy. Taking advantage of the Internet and technology, the service integrates platforms, systems and software, including human resource management systems delivering innovative business processes that encourage corporate growth.

With branch offices currently located in major cities throughout the U.S., Allen And Associates serves more than 10,000 private clients annually. For more information visit http://www.ecruiter.com or http://www.allenandassociates.com or call toll free 1-800-253-5627.

Except for the factual information contained in this press release, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 certain of the matters regarding product and services and market dynamics herein may constitute forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those set forth in the forward-looking statements. Factors that might cause such a difference include changes in technology and industry standards, increased competition and market acceptance of the Company's products and services and those of its competitors.

For More Information:

Media Contacts:

Sarah Spence                                Maggie O'Lett
E-Cruiter.com                               High Road Communications
Tel: 416-222-6344 ext. 568.                 A Fleishman-Hillard Company
E-mail: sarah.spence@ecruiter.com           Tel: 613-236-0909
        -------------------------           E-mail: molett@highroad.com
                                                    -------------------
Investor Relations Contacts:

Tammie Brown                                Craig Armitage
E-Cruiter.com                               Fleishman-Hillard
Tel: 613-236-2263 ext. 263                  Tel: 416-214-0701 ext. 322
E-mail: tammie.brown@ecruiter.com           E-mail: armitagc@fleishman.com
        -------------------------                   ----------------------

E-Cruiter.com Inc.
Unaudited Statements of Loss and Accumulated Deficit
(Canadian Dollars)

                                           Three Months Ended     Three Months Ended     Nine Months Ended     Nine Months Ended
                                           February 28, 2001      February 29, 2000      February 28, 2001     February 29, 2000
Revenue                              $            735,558        $       442,602         $    2,342,422         $    1,107,998
Cost of revenue                                   604,784                430,117              1,837,942                993,494
                                     ------------------------------------------------------------------------------------------

Gross profit                                      130,774                 12,485                504,480                114,504
                                     ------------------------------------------------------------------------------------------
Expenses
  Selling                                         643,177                413,675              1,741,896              1,186,740
  Marketing                                       389,891                466,719              1,213,093              1,338,016
  General and administrative                      474,728                411,913              1,304,011                865,651
  Research and development                        870,417                731,919              2,613,434              1,508,877
                                     ------------------------------------------------------------------------------------------
                                                2,378,213              2,024,226              6,872,424              4,899,284
                                     ------------------------------------------------------------------------------------------

Operating loss                                (2,247,439)            (2,011,741)            (6,367,954)            (4,784,780)

Other income & expenses                           140,968                148,358                607,661              (463,374)
                                     ------------------------------------------------------------------------------------------

Net loss for the period                       (2,106,471)            (1,863,383)            (5,760,293)            (5,248,154)

Accumulated deficit,
beginning of period                          (15,868,665)            (8,301,211)           (12,214,843)            (4,916,440)
                                     ------------------------------------------------------------------------------------------

Accumulated deficit,
end of period                        $       (17,975,136)        $  (10,164,594)         $  17,975,136)         $ (10,164,594)
                                     ==========================================================================================

Basic and fully diluted
loss per common share                $             (0.27)        $        (0.26)         $       (0.75)         $       (1.06)
                                     ==========================================================================================

Weighted average number of
common shares outstanding
during the period                               7,712,262              7,229,045              7,709,618              4,961,656
                                     ==========================================================================================

E-Cruiter.com Inc.
Unaudited Balance Sheets
(Canadian Dollars)

                                                                     February 28, 2001          May 31,2000
ASSETS

Current assets
 Cash and cash equivalents                                               $    77,351                246,998
 Short term investments                                                    6,835,539             13,597,509
 Accounts receivable                                                         675,087                718,862
 Prepaid expenses                                                            561,029                482,957
 Other receivables                                                           127,906                 65,253
                                                                 -------------------------------------------

                                                                           8,476,912             15,111,579
Deferred costs                                                                41,520                 83,040
Capital assets                                                             1,811,645                988,341
                                                                 -------------------------------------------

                                                                       $  10,330,077             16,182,960
                                                                 ===========================================

LIABILITIES AND SHAREHOLDERS EQUITY

Current liabilities
 Accounts payable and accrued liabilities                               $    912,208           $    807,345
 Accrued compensation                                                        286,148                223,609
 Deferred revenue                                                           618,780,              1,133,840
 Current portion of long-term obligations                                     83,362                145,184
                                                                 -------------------------------------------

                                                                           1,900,498              2,309,978
Long term obligations                                                        334,650                 42,219
                                                                 -------------------------------------------

                                                                           2,235,148              2,352,197
                                                                 -------------------------------------------

Shareholder's equity (deficit)
Capital stock
 Issued and outstanding - 7,712,262 common shares
  (May 31, 2000 - 7,701,628 common shares)                                26,070,065             26,045,606
 Accumulated deficit                                                    (17,975,136)           (12,214,843)
                                                                 -------------------------------------------

                                                                           8,094,929             13,830,763
                                                                 -------------------------------------------

                                                                       $  10,330,077          $  16,182,960
                                                                 ===========================================


E-Cruiter.com Inc.
Unaudited Statements of Cash Flow
(Canadian Dollars)

-------------------------------------------------------------------------------------------------------------------------------
                                                        Three Months         Three Months       Nine Months       Nine Months
                                                           Ended                Ended              Ended             Ended
                                                        February 28,         February 29,        February 28,     February 29,
                                                            2001                 2000               2001              2000
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM (USED IN)

Operating activities
  Net loss for the period                             $ (2,106,471)        $  (1,863,383)      $ (5,760,293)     $ (5,248,154)
  Items not involving cash -
    Amortization and depreciation                           273,761               136,677            605,600           275,219
    Amortization of other long term assets                   13,840                     -             41,520                 -
  Non-cash interest on convertible
  Promissory notes                                                -                10,960                  -           581,335
  Change in operating components
  of working capital                                      (600,501)             (330,308)          (547,665)            86,809
                                                   ----------------------------------------------------------------------------
                                                        (2,419,371)           (2,046,054)        (5,660,838)       (4,304,791)
                                                   ----------------------------------------------------------------------------
Investing activities
  Purchase of capital assets                              (631,980)              (14,782)        (1,233,101)         (583,570)
  Sale of short term investments                          2,949,775          (15,715,732)          6,761,971      (15,715,732)
                                                   ----------------------------------------------------------------------------
                                                          2,317,795          (17,730,514)          5,528,870     (16,299,302,)
                                                   ----------------------------------------------------------------------------
Financing activities
  Proceeds from share issuance, net of expenses                                19,532,781                           19,532,781
  Shareholder loan proceeds                                       -                                        -         1,300,000
  Shareholder loan repayment                                      -            (1,300,000)                          (1,300,000)
  Proceeds from exercise of options                               -                     -             24,459                 -
  Convertible debt costs                                          -                     -                  -          (275,00)
  Repayment of bank financing                               (23,750)              (56,042)          (231,424)          (78,633)
  Proceeds from bank financing                                    -                     -            160,000           190,000
  Proceeds from lease inducements                           251,230                     -            251,230                 -
  Capital lease repayments                                  (11,983)              (12,105)           (41,944)          (48,373)
                                                   ----------------------------------------------------------------------------
                                                            215,497            18,164,634            162,321        19,320,775
                                                   ----------------------------------------------------------------------------
Increase (decrease) in cash and
cash equivalents for the period                             113,921               388,066            30,353)       (1,283,318)

Cash and cash equivalents,
beginning of the period                                     163,430             (165,601)            246,998         1,505,782
                                                   ----------------------------------------------------------------------------
Cash and cash equivalents,
end of the period                                       $   277,351          $    222,464        $   277,351        $  222,464
                                                   ============================================================================